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Exhibit 4.4

AMENDMENT NO. 3 TO
SHAREHOLDER RIGHTS AGREEMENT

        This Amendment, dated as of June 27, 2002 (the "Amendment"), to the Shareholder Rights Agreement, dated as of June 19, 1999 (as amended on August 31, 2000 and September 11, 2001, the "Rights Agreement"), is by and between Burnham Pacific Properties, Inc., a Maryland corporation (the "Company"), and EquiServe Trust Company, N.A. (as successor to First Chicago Trust Company of New York, the "Rights Agent"). Capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to them in the Rights Agreement.

W I T N E S S E T H

        WHEREAS, pursuant to the Company's Plan of Complete Liquidation and Dissolution, the Company currently anticipates that on June 28, 2002 it will transfer its then remaining assets to (and its then remaining liabilities will be assumed by) the Trustees of the BPP Liquidating Trust, and the Company will be dissolved;

        WHEREAS, the Company anticipates that June 27, 2002 will be the last day of trading of the Company's Common Stock on the New York Stock Exchange, and that the Company's stock transfer books will be closed as of the close of business on such date;

        WHEREAS, Section 27 of the Rights Agreement provides that prior to the time at which any Person becomes an Acquiring Person, the Company and the Rights Agent shall, if the Board of Directors of the Company so directs, supplement or amend any provision of the Rights Agreement as the Board of Directors of the Company may deem necessary or desirable without the approval of any holders of certificates representing shares of the Common Stock of the Company; and

        WHEREAS, the Board of Directors has directed the Company and the Rights Agent to enter into this Amendment in order to advance the Final Expiration Date from June 19, 2009 to June 27, 2002;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.    Amendments Relating to the Final Expiration Date.

        (a)    Section 7(a) of the Rights Agreement is hereby amended by deleting therefrom subclause (i) in its entirety and inserting in lieu thereof the following:

    "(i)
    the Close of Business on June 27, 2002 (the "Final Expiration Date"),".

        (b)    Exhibit B to the Rights Agreement entitled "[Form of Right Certificate]" is hereby amended by substituting the date "June 27, 2002" for the date "June 19, 2009" in each instance in which the date "June 19, 2009" appears.

Section 2.    Governing Law.    This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within Maryland.

Section 3.    Counterparts.    This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

        [Remainder of Page Left Blank Intentionally]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

ATTEST:		BURNHAM PACIFIC PROPERTIES, INC.

By:	/s/ MICHAEL L. RUBIN Name: Michael L. Rubin	By:	/s/ DANIEL B. PLATT Name: Daniel B. Platt Title: Executive Vice President and Chief Financial Officer

ATTEST:		EQUISERVE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ SERGIO ARMANINI Name: Sergio Armanini	By:	/s/ KEVIN LAURITA Name: Kevin Laurita Title: Managing Director

        [SIGNATURE PAGE TO AMENDMENT NO. 3 TO
SHAREHOLDER RIGHTS AGREEMENT]

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  Exhibit 4.4
AMENDMENT NO. 3 TO SHAREHOLDER RIGHTS AGREEMENT